SERVICES  AGREEMENT

THIS AGREEMENT made as of and to have effect from the 22nd  day of April, 2004.

BETWEEN:

FIRST GOLDWATER RESOURCES INC., a company duly incorporated under the laws of the Province of British Columbia, and having its head office at Suite 1880-1066 West Hastings Street, Vancouver, British Columbia,  V6E 3X1

(hereinafter called the "Company")

OF THE FIRST PART

AND:

MINERA Y METALURGICA DEL BOLEO S.A. DE C.V., a company duly incorporated under the laws of Mexico and having its head office at Citaltepetl No.4 Apt. 9 Colonia Condesa  06100 Mexico, D.F.

(hereinafter called “MMB”)

OF THE SECOND PART

AND:

OPTIMUM PROJECT SERVICES LTD., a company duly incorporated under the laws of the Province of British Columbia and having its head office at 1116 – 925 West Georgia Street, Vancouver, British Columbia,  V6C 3L2

(hereinafter referred to as “Optimum”)

OF THE THIRD PART

AND:

WILLIAM MURRAY, Professional Engineer, of 6640 Gibbons Drive, Richmond, British Columbia,  V7C 2E1

(hereinafter called "Murray")

    OF THE FOURTH PART

AND:

KENDRON PETROLEUM MANAGEMENT CORPORATION,  a company duly incorporated under the laws of British Columbia and having its head office at Suite 1880-1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1

(hereinafter called “Kendron”)

OF THE FIFTH PART

AND:

JOHN WILLIAM GREENSLADE, Professional Engineer, of 820 King Georges Way, West Vancouver, British Columbia, V7S 1S5

(herein called “Greenslade”)

OF THE SIXTH PART

WHEREAS:

A.

The Company is a Vancouver-based mining and exploration company;

B.

The Company is a reporting company whose shares are posted and listed for trading on the TSX Venture Exchange (the “Exchange”);

C.

MMB is, indirectly, a wholly owned subsidiary of the Company and the Company’s operating company in Mexico in regard to the development of the Boleo Property;

D.

Optimum employs Murray who has certain skills, expertise and experience as a professional engineer and as a businessman which the Company wishes to employ. As the majority of such services relate to the Boleo property, Mexico, it is agreed Optimum should be retained and remunerated by MMB to ensure such costs and expenses are appropriately recorded in Mexico;

F.

MMB agrees to retain Optimum, and the Company agrees to advance adequate funding to MMB to ensure the payment by MMB for such services, and Optimum agrees to supply the services of Murray to serve in the capacity more particularly set out in Article 2 of this Agreement;

G.

Kendron retains Greenslade who has certain skills, expertise and experience as a professional engineer and lawyer which the Company wishes to employ; and

H.

The Company agrees to retain Kendron and Kendron agrees to supply the services of Greenslade to serve in the capacity more particularly set out in Article 2 of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties represent, warrant, covenant and agree as follows:

ARTICLE 1

ENGAGEMENT AND DURATION

OPTIMUM ENGAGEMENT

1.1

MMB hereby engages the services of Optimum as an independent contractor and Optimum hereby accepts such engagement and agrees to provide the services of Murray to the best of its ability and in accordance with the terms and conditions of this Agreement, as vice president operations and development in regard to all aspects of development of the Boleo Property and in particular in taking such steps as may be necessary, and engaging such individuals and consultants as appropriate, to complete a detailed feasibility study to determine the viability of bringing the Boleo Property into commercial production, and as a consulting professional engineer to MMB and the Company.

1.2

Optimum shall be responsible for the payment of any federal (Canadian and Mexican), provincial and local taxes and remittances including employment insurance premiums and Canada Pension Plan deductions, with respect to itself and Murray.

1.3

MMB and the Company shall engage Optimum for a term commencing effective April 22, 2004  and terminating on April 30, 2005 (the “Termination Date”), with the further condition that such term shall be automatically extended until April 30th, 2006 provided the Company has, as at April 30, 2005, adequate funds available to complete the Feasibility Study on the Boleo Project, Mexico.

1.4

The term of this Agreement may be extended by the consent of Optimum, MMB and the Company for additional one year terms by giving notice of such extension at any time after January 1, 2006, with respect to the initial term, and thereafter,  at any time after the first anniversary of the term then in effect.

KENDRON ENGAGEMENT

1.5

The Company hereby engages the services of Kendron as an independent contractor and Kendron hereby accepts such engagement and agrees to provide the services of Greenslade to the best of its ability and in accordance with the terms of this Agreement as President and Chief Executive Officer, and as a consulting lawyer and professional engineer.

1.6

Kendron shall be responsible for the payment of any federal, provincial and local taxes and remittances including employment insurance premiums and Canada Pension Plan deductions, with respect to itself and Greenslade.

1.7

The Company shall engage Kendron for a term commencing effective April 22, 2004 and terminating on April 30, 2005 (the “Termination Date”), with the further condition that such term shall be automatically extended until April 30th, 2006 provided the Company has, as at April 30, 2005, adequate funds available to complete the Feasibility Study on the Boleo Project, Mexico.

1.8

The term of this Agreement may be extended by the consent of Kendron and the Company for additional one year terms  by giving notice of such extension at any time after January 1, 2006, with respect to the initial term, and thereafter, at any time after the first anniversary of the term then in effect.

1.9

The Company agrees to cause MMB to perform any obligations MMB may have hereunder and further agrees to advance such funds to MMB from time to time as may be necessary to meet its obligations hereunder.

ARTICLE 2

DUTIES

KENDRON AND GREENSLADE

2.1

Kendron shall employ Greenslade to perform all duties customarily performed by a President of a publicly-held company engaged in a business similar to the Company's business including, without limiting the generality of the foregoing, the administration and management of the business and affairs of the Company, and shall also employ Greenslade to supervise the securities regulatory aspects of the Company.

2.2

Greenslade shall devote not less than 50% (which percentage includes the vacation time set out in  paragraph 3.5 hereof) of the business days during each year of this Agreement to the business and affairs of the Company, use his best efforts to promote the interests of the Company and, to the extent necessary to discharge the responsibilities assigned to Greenslade, perform faithfully and efficiently such responsibilities.  The parties acknowledge that Greenslade’s duties as President will usually be performed on business days, but may also extend to weekends and holidays.

2.3

Greenslade shall report directly to the Board of Directors of the Company.

2.4

Greenslade shall represent himself to third parties as “President” and “Chief Executive Officer” of the Company.

OPTIMUM AND MURRAY

2.5

Optimum shall employ Murray to perform all duties customarily performed by a Vice-President Operations of a publicly-held company engaged in a business similar to the Company's and MMB’s business including, without limiting the generality of the foregoing, the technical aspects related to the completion of a feasibility study in regard to the Boleo Property, including the identification and hiring of independent professional and management of the technical affairs of the MMB, and shall also employ Murray to supervise the technical development aspects of the project and provide project management services.

2.6

Murray shall devote not less than 50% (which percentage includes the vacation time set out in  paragraph 3.5 hereof) of the business days during each year of this Agreement to the business and affairs of the Company during each year of this Agreement, use his best efforts to promote the interests of the Company and, to the extent necessary to discharge the responsibilities assigned to Murray, perform faithfully and efficiently such responsibilities.  The Company acknowledges that Murray’s duties will usually be performed on business days, but his duties as a project manager may be performed on weekends and holidays.

2.7

Murray shall work directly with the President of the Company and the Managing Director of MMB but shall ultimately report directly to the Board of Directors of the Company.

2.8

Murray shall represent himself to third parties as Vice President Operations and Development.

GENERAL

2.9

In the event of a change of control of the Company or MMB, Optimum, Murray,  Kendron and Greenslade shall continue to serve the Company in the same capacities and have the same authorities, responsibilities and status as each of them had as of the date immediately prior to the change of control.  For the purposes of this Agreement, a "change of control" shall be deemed to have occurred when:

(a)

a person becomes a “control person” (as that term is defined in the Securities Act, British Columbia) of the Company; or

(b)

a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company's then-incumbent board of directors; or

(c)

any person or group of persons acquires the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the Company through:

(i)

the legal or beneficial ownership of voting securities;

(ii)

the right to appoint managers, directors or corporate management;

(iii)

contract;

(iv)

operating agreement;

(v)

voting trust;

or otherwise.

ARTICLE 3

REMUNERATION AND BENEFITS

Remuneration

3.1

Optimum and Kendron shall be paid an aggregate fee of $18,000 per month in Canadian funds, exclusive of G.S.T., for the term of this Agreement, payable monthly on the fifteenth day of each month, commencing on May 15th, 2004 ( in the event the TSX Venture Exchange has not accepted this Agreement for filing such date, payments hereunder shall be delayed until such acceptance has been received or the Company has become a TSX Tier 1 issuer, at which time all arrears shall be paid forthwith) .  It is anticipated that the above aggregate fee will be split equally between Optimum and Kendron however, Optimum and Kendron in their sole discretion may re-allocate such fee as they deem fit. The aforesaid remuneration shall be increased annually by the annual percentage increase in the Consumer Price Index published by Statistics Canada for Vancouver.

In the event of death, or permanent incapacity or disability of Murray or Greenslade, as the case maybe, the remuneration payable to Optimum or Kendron, respectively, shall continue for a period of three months after such death, or permanent incapacity or disability.  In the event of the temporary incapacity or disability of Murray or Greenslade such that Murray or Greenslade is unable to reasonably perform his duties hereunder, Optimum, or Kendron, as the case may be, shall be paid $9,000 per month in Canadian funds, exclusive of G.S.T., for the first six months for such period of incapacity or disability.  If Murray or Greenslade’s temporary incapacity or disability continues for six consecutive months, the Company or MMB, as the case may be, at any time thereafter during the continuation of such condition may deem the incapacity or disability to be permanent. Under no circumstances shall the payments to Optimum or Kendron under this paragraph for any single incident of incapacity or disability or continuing incident exceed six months.

The remuneration paid to Optimum and Kendron hereunder may be increased during the term of this agreement by mutual consent in the event of a change in the circumstances of either Optimum, Murray, Kendron, Greenslade or the Company and MMB, and in any event the said remuneration shall be reviewed at least once per year during the term hereof.

 Options

3.2

Optimum and/or Murray, and Kendron and/or Greenslade shall be eligible for share options as may be approved by the Board of Directors of the Company.

Reimbursement of Expenses

3.3

The Company and MMB shall reimburse Optimum. Kendron, Murray and Greenslade for all reasonable expenses incurred by them in the performance of duties pursuant to this Agreement, provided that such parties provide the Company with a written expense account in reasonable detail on a monthly basis.

Bonus Scheme

 3.4

The Company agrees to evaluate and examine the development of an incentive bonus scheme, subject to appropriate regulatory, board and shareholder approval (if required) for Optimum and Kendron based upon the achievement of agreed milestones in the development of the Boleo Property.

Agreed Absences

3.5

It is acknowledged and agreed by the Company that Optimum and Kendron may be unable to provide the services of Murray and Greenslade, respectively, for up to 4 weeks each year. Greenslade and Murray agree that without the consent of the Board of Directors they will ensure that any such absences do not overlap.

ARTICLE 4

RESTRICTIVE COVENANTS

Non-Competition

4.1

Subject to the provisions of paragraph 4.11 hereof, during the term of this Agreement and for the 12 months following the termination or expiration of this Agreement, none of Optimum, Murray, Kendron or Greenslade shall:

(a)

own or have any interest directly in; nor

(b)

act as an officer, director, agent, employee or consultant for any person, firm, association, partnership, corporation or other entity (the “Competitive Entity”) engaged in mineral exploration within fifty kilometres of mineral claims owned by the Company.

4.2

The restriction set out in Section 4.1 above shall not apply to ownership by such party of less than ten percent (10%) of the publicly traded securities of any Competitive Entity.  Except as provided in Section 4.1, Optimum, Murray, Kendron and Greenslade shall be free to engage in, and receive the full benefit of, any activity that it or he sees fit, whether or not competitive with the business of the Company.

4.3

Optimum, Murray, Kendron and Greenslade acknowledge that the restrictions contained in Section 4.1 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained in Section 4.1 or 4.2 of this Agreement, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Confidentiality

4.4

The term "Confidential Information" means any and all information concerning any aspect of the Company and MMB not generally known to persons other than those associated with the Company and MMB.  The Company or MMB may disclose, in writing or orally, certain Confidential Information to Optimum, Murray, Kendron or Greenslade.

4.5

Optimum, Murray, Kendron and Greenslade acknowledge and agree that, subject to the provisions of paragraph 4.11 hereof, any Confidential Information disclosed to Optimum, Murray, Kendron or Greenslade is in the strictest confidence.  Any Confidential Information disclosed to Optimum, Murray, Kendron or Greenslade in any form whatsoever is and shall be considered confidential and proprietary information of the Company or MMB, as the case may be.

4.6

Except as authorized by the Company or MMB, none of Optimum, Murray, Kendron or Greenslade will, except in the course of their respective duties to the Company or MMB:

(a)

duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company's or MMB’s Confidential Information; or

(b)

use the Company's or MMB’s Confidential Information without the prior written consent of the Company or MMB.

4.7

Optimum, Kendron, Greenslade and Murray will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care that would be used to protect their own confidential information.

4.8

Any and all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, technical, accounting and financial records and like information and materials received from the Company or MMB and any copies or excerpts thereof containing proprietary or Confidential Information will remain the property of the Company or MMB and will, upon the request of the Company or MMB, be promptly returned to the Company or MMB by Optimum, Kendron, Greenslade and Murray.

4.9

The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)

is or later becomes publicly known under circumstances involving no breach of this Agreement by Optimum, Kendron, Greenslade or Murray;

(b)

is already known to Optimum, Kendron, Greenslade or Murray at the time of receipt of the Confidential Information;

(c)

is lawfully made available to Optimum, Kendron, Greenslade or Murray by a third party;

(d)

is independently developed by an employee of Optimum or Kendron who has not been privy to the Confidential Information provided by the Company or MMB; or

(e)

is authorized by the Board of Directors of the Company.

4.10

Subject to the provisions of paragraph 4.11 hereof, the provisions of Article 4 shall survive the termination of this Agreement for a period of one year after termination.

4.11

Optimum, Kendron, Greenslade and Murray shall be absolutely released from the provisions of paragraphs 4.1 to 4.10 inclusive hereof in the event that this Agreement is terminated pursuant to paragraph 5.3 of this Agreement.  For more certainty, in the event of such termination, Optimum, Kendron, Greenslade and Murray shall be free to use all and any Confidential Information received by them hereunder for any purpose whatsoever, including uses in connection with activities which are competitive with those of the Company or MMB.

ARTICLE 5

TERMINATION

5.1

The Company or MMB, as the case may be,  may terminate Kendron’s or Optimum’s engagement, respectively, under this Agreement only upon the occurrence of any of the following events:

(a)

Kendron or Greenslade, or Optimum or Murray, committing an act of gross negligence of wilful misconduct;

(b)

the conviction of  Kendron or Greenslade, or Optimum or Murray, under the Criminal Code of Canada or the Securities Acts of any of the Provinces of Canada;

(c)

the breach or default of any material term of this Agreement by Kendron or Greenslade, or  Optimum or Murray, if such breach or default has not been remedied to the satisfaction of the Company or MMB within 14 days after written notice of the breach of default has been delivered by the Company or MMB to Optimum or Murray, or by the Company to Kendron or Greenslade as the case may be;

PROVIDED THAT the Company or MMB may not terminate this Agreement nor commence proceedings to terminate this Agreement pursuant to sub-paragraph 5.1(c) within 180 days of a “change of control”, as defined in paragraph 2.4 of this Agreement.  In the event that the Company purports to terminate this Agreement other than pursuant to subparagraphs 5.1(a) to 5.1(c) inclusive, neither Kendron, Greenslade, Optimum or Murray shall have any duty to mitigate its or his damages.

5.2

In the event of the termination of Kendron or Optimum’s engagement under this Agreement pursuant to Section 5.1 of this Agreement, the Company or MMB shall pay to Kendron or Optimum, as the case may be, within 10 days of the termination the full amount of compensation accrued pursuant to Section 3.1 of this Agreement as of the date of termination.

5.3

Optimum or Kendron may terminate its obligations under this Agreement only as follows:

(a)

at any time after the date on which there is a change of control, as described in subsection 2.9 of this Agreement; or

(b)

upon the breach or default of any material term of this Agreement by the Company if such breach or default has not been remedied to the satisfaction of Kendron and Greenslade or Optimum and Murray, as the case may be, within 14 days after written notice of the breach of default has been delivered by Kendron or Greenslade, or Optimum or Murray, as the case may be, to the Company or MMB.

5.4

The rights of the Company, MMB, Kendron, Greenslade, Optimum and Murray under this Article 5.0 are in addition to and not in derogation of any other remedies which may be available to the Company, MMB, Kendron, Greenslade, Optimum or Murray at law or in equity.

ARTICLE 6

PERSONAL NATURE

6.1

This Agreement is entered into based upon the individual skill, qualifications and experience of each of Greenslade and Murray.

ARTICLE 7

GENERAL PROVISIONS

Waiver

7.1

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party's performance or in the terms, covenants and conditions of this Agreement.  The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

Notices

7.2

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered, telefaxed or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement.  Any notice shall be deemed to have been received if delivered or telefaxed, when delivered or telefaxed, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof.  If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.  A party may change its address for service by notice in writing to the other parties.

7.3

Each party to this Agreement may change its address for the purpose of this section 7.0 by giving written notice of such change in the manner provided for in section 7.1.

Applicable Law

7.4

This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof.  The parties hereto hereby submit to the jurisdiction of the courts of British Columbia. In such regard, the Company shall cause MMB to attorn to the jurisdiction of British Columbia and shall guarantee the performance of all of MMB’s obligations hereunder.

Severability

7.5

If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

Entire Agreement

7.6

This Agreement constitutes the entire Agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no Agreements collateral hereto other than as are expressly set forth or referred to herein.  This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

Non-Assignability

7.7

This Agreement shall not be assigned by any party to this Agreement without the prior written consent of all other parties to this Agreement.

Burden and Benefit

7.8

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Time

7.9

Time is of the essence of this Agreement.

Counterpart

7.10

This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date set out on the first page of this Agreement.

FIRST GOLDWATER RESOURCES INC.

Per:

________________________

Authorized Signatory

Per:

________________________

Authorized Signatory

MINERA y METALURGICA del BOLEO S.A. de C.V.

Per:

__________________________

Authorized Signatory

KENDRON PETROLEUM MANAGEMENT CORPORATION

Per:

_______________________

Authorized Signatory

OPTIMUM PROJECT SERVICES LTD

Per:

________________________

Authorized Signatory

Signed, sealed and delivered by

_________________________

________________________

John Greenslade

Witness

Signed, sealed and delivered by

_________________________

_________________________

William Murray

Witness